Exhibit 10.18

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

AGREEMENT

This Agreement, effective as of July 21, 2000, is between ETHYPHARM S.A., a French Corporation having offices at 21 Rue St. Mathieu, 78550 Houdan, France, (hereinafter ETHYPHARM) and AVENTIS PHARMACEUTICALS INC., a Delaware Corporation formerly known as Hoechst Marion Roussel, Inc. having principal offices at 399 Interpace Parkway, Parsippany, New Jersey, 07054 (hereinafter AVENTIS).

The parties entered into a NON-EXCLUSIVE LICENSE AGREEMENT and a RESEARCH AND DEVELOPMENT AGREEMENT both of which were effective as of December 5, 1996.  The NON-EXCLUSIVE LICENSE AGREEMENT was amended by a letter dated December 5, 1996, and an ADDENDUM dated January 4, 1999.

Due to changes in business conditions, the parties have determined that it is in their mutual best interest to modify the existing agreements as set forth below.

1.                                       AVENTIS agrees to pay to ETHYPHARM the sum of {***}† which amount shall be paid by a wire transfer to an account designated by ETHYPHARM upon execution of this AGREEMENT but not later than July 27, 2000.

2.                                       The payment provided for above shall be full and complete discharge of all payment obligations (including royalties) provided for in the NON-EXCLUSIVE LICENSE AGREEMENT (as modified by the ADDENDUM), and all payment obligations provided for in the RESEARCH AND DEVELOPMENT AGREEMENT.

3.                                       All other terms of the NON-EXCLUSIVE LICENSE AGREEMENT shall remain in full force and effect.  AVENTIS shall have the right to assign the NON-EXCLUSIVE LICENSE AGREEMENT to any person or corporation which is acquiring all or substantially all of the rights to manufacture and sell Cardizem® CD in the TERRITORY, so long as the acquirer agrees to make the required royalty payments.

4.                                       AVENTIS hereby grants to ETHYPHARM the right to refer to AVENTIS’ regulatory filings in the United States for the purpose of selling ETHPHARM’S own once-daily diltiazem range of products.  AVENTIS will take any steps necessary to confirm this

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

right of reference to governmental agencies.  Nothing in this paragraph shall be construed to give ETHYPHARM any right to obtain copies of the regulatory filings or to exercise any control over those materials or the information contained therein.  AVENTIS further agrees to use reasonable efforts to provide to ETHYPHARM a description of the modifications made by AVENTIS to the ETHYPHARM technology in developing the approved 360 mg. dose of Cardizem® CD.

5.                                       The parties have been engaged in discussions concerning four dosage development projects.  Those projects relate to the development of 1) a sustained release injectable dosage form for erythropoietin, 2) a fast dissolving table for fexofenadine, 3) an oral formulation for low molecular weight heparin and 4) an improved dosage form for ramipril.  In the event that AVENTIS elects to have ETHYPHARM complete any of these projects, ETHYPHARM agrees to complete the development of the dosage form at ETHYPHARM’S sole expense.  A dosage form shall be complete when the parties agree that it 1) meets the relevant dissolution requirements for the product, 2) can be manufactured in pilot scale and can be scaled up to full production, 3) is pharmaceutically acceptable and 4) is ready to begin clinical testing.  All information concerning the development projects shall remain the sole property of ETHYPHARM.

6.                                       ETHYPHARM agrees that it will not offer any of these four projects to any other company provided that, for each of the four projects, no later than September 1, 2000, AVENTIS notifies ETHYPHARM of its decision to have ETHYPHARM complete the development project or projects and no later than November 1, 2000, the parties enter into a license agreement for the dosage form so developed.  Such license agreement shall be on such terms as the parties may agree including appropriate non-refundable license fees which may include advanced royalties but ETHYPHARM shall not insist on any payment of development costs or milestone payments as a condition of entering into the license agreement.  In the event that the parties do not enter into such a license agreement within the time allotted, ETHYPHARM shall be free to license the dosage form to any other party for such projects; provided, however, that in the event ETHYPHARM proposes to enter into a license agreement with a third party on terms more favorable than the terms last offered to AVENTIS, ETHYPHARM shall notify AVENTIS of the terms of such proposal and AVENTIS shall have ten days to either accept or reject the license on those terms.

7.                                       The parties agree that the RESEARCH AND DEVELOPMENT AGREEMENT dated December 5, 1996, is hereby terminated and of no further force or effect except for the obligations of AVENTIS to indemnify ETHYPHARM under paragraph 9.01 to 9.04 inclusive that shall survive and continue as provided and shall also include the provisions of this new Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement.

AVENTIS PHARMACEUTICALS, INC.		ETHYPHARM S.A.

/s/ Gerald P. Belle		/s/ Gerard Leduc
By:	Gerald P. Belle	By:	Gerard Leduc
Title:	President & Chief Executive Officer	Title:	General Manager

/s/ Patrice DeBregeas
		By:	Patrice DeBregeas
		Title:	President